Exhibit 2

METROPOLITAN SPV, L.P.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of August 22, 2006

THE LIMITED PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY U.S. STATE OR NON-U.S. JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE U.S. FEDERAL AND STATE OR NON-U.S. SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. IN ADDITION, TRANSFERS OR OTHER DISPOSITIONS OF LIMITED PARTNERSHIP INTERESTS ARE RESTRICTED AS PROVIDED IN THIS AGREEMENT.

METROPOLITAN SPV, L.P.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Pursuant to the Revised

Uniform Limited Partnership

Act of the State of Delaware

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, made the 22nd day of August, 2006 by and among Metropolitan SPV GP, LLC, a Delaware limited liability company (the “General Partner”) (individually, a “General Partner,” or collectively with all other persons who may become additional general partners, the “General Partner”), Jeffrey Schwarz, as initial limited partner (the “Initial Limited Partner”) and each and all of those persons whose names are subscribed hereto as limited partners (individually, a “Limited Partner” or collectively, the “Limited Partners”).

W I T N E S S E T H:

WHEREAS, by an agreement dated August 22, 2006 and made between the General Partner of the one part and the Initial Limited Partner of the other part (the “Initial Partnership Agreement”) the General Partner and the Initial Limited Partner formed Metropolitan SPV, L.P. (the “Partnership”) in accordance with the provisions of the Revised Uniform Limited Partnership Act of the State of Delaware (the “Act”), which the General Partner caused to be registered as a Delaware limited partnership.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby the parties wish to amend and restate the Initial Partnership Agreement as hereinafter set forth and agree as follows that the other parties who shall execute this Agreement, whether in counterpart, by execution of a subscription agreement or other separate instrument, or otherwise, as Limited Partners are hereby admitted to the Partnership pursuant to Section 2.5 as Limited Partners (together with the Initial Limited Partner, the “Limited Partners”). The Initial Partnership Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1.

DEFINITIONS

1.1. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Acquisition Expenses” means the Partnership’s pro rata portion of all costs, fees, expenses and commissions incurred by the Partnership, the General Partner and/or any of its Affiliates in connection with the preparation for, carrying out, completion or termination of the contemplated acquisition of Securities, including, but not limited to, legal, accounting, investment banking, financing, outsider director and nominee expenses, finders’ and other fees and expenses;

“Act” means the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof and as it may be amended hereafter from time to time;

“Additional Limited Partners” has the meaning given it in Section 2.5 hereof;

“Affiliate” means, with respect to any Person, a Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; the term “control,” as used herein, means, with respect to a Person that is a corporation, the right to elect a majority of its board of directors and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person;

“Agreement” means this Agreement of Limited Partnership of Metropolitan SPV, L.P., as amended from time to time as provided herein;

“Allocation Provisions” has the meaning given it in Section 7.1.7 hereof;

“Book Value” means, with respect to any Partnership asset as of any date, the value at which such asset is properly reflected on the books and records of the Partnership as of such date. The initial Book Value of each Partnership asset shall be its adjusted basis for federal income tax purposes, unless such asset was contributed to the Partnership by a Partner, in which case the initial Book Value of such asset shall be the gross fair market value of such asset (not reduced for any liabilities to which it is subject or which the Partnership assumes) as determined by the General Partner at the time of contribution and for which credit is given to the contributing Partner under this Agreement. The Book Value of each Partnership asset shall be adjusted (upwards or downwards) to equal its fair market value, as reasonably determined by the General Partner, as of the following times: (1) the acquisition of additional interests in the Partnership by any new or existing Partner in exchange for more than a de minimis additional Capital Contribution if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, (2) the distribution by the Partnership to any Partner of more than a de minimis amount of Partnership’s assets, including cash, as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, (3) the liquidation of the Partnership in accordance with Article 9, (4) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Book Value shall not be adjusted pursuant to this clause (4) to the extent that the General Partner determines that an adjustment pursuant to clauses (1) and (2) hereof are necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (4);

“Capital Account” means, with respect to any Partner, the capital account of such Partner maintained pursuant to Section 7.1 hereof including all additions and subtractions required to be made thereto pursuant to this Agreement;

“Capital Contributions” means the contributions to the capital of the Partnership made pursuant to Section 6.1 hereof or required by law;

“Certificate” means the certificate of limited partnership of this Partnership and any amendments thereto, filed by the Partnership in the office of the Secretary of State of Delaware;

“Code” means the Internal Revenue Code of 1986, as amended;

“Contribution Date” means the date of this Agreement;

“Dissolution Event” has the meaning given it in Section 9.1 hereof;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Fiscal Period” means, for each Limited Partner separately, the period commencing on the Contribution Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period and ending at the close of business on the first to occur of the following dates:

(1) the day preceding the date as of which a contribution to the capital of the Partnership is made by such Limited Partner in accordance with Article 2 of this Agreement;

(2) the day on which such Limited Partner withdraws all or a portion of its Capital Account from the Partnership in accordance with Article 8 of this Agreement; or

(3) the day as of which the Partnership admits a substituted Partner to whom or which an interest or portion of an interest in the Partnership by such Limited Partner has been transferred (unless the transfer of such interest or portion thereof results in no change of beneficial ownership of such interest or portion thereof);

“Fiscal Year” means each of the taxable years of the Partnership, as described in Section 10.6 hereof;

“General Partner” means Metropolitan SPV GP, LLC, a Delaware limited liability company;

“Indemnified Person” has the meaning given it in Section 4.7 hereof;

“Management Expenses” shall mean all costs and expenses incurred by the General Partner on behalf of the Partnership in connection with the organization, operation and management of the Partnership;

“Net Assets” means the total value of all the assets of the Partnership, less an amount equal to all accrued debts, liabilities and obligations of the Partnership, calculated before giving effect to any withdrawals of capital by the Partners, but after giving effect to distributions of Net Proceeds made to the Partners, valued in accordance with the provisions in Section 8.6 of this Agreement;

“Net Profit” and “Net Loss” as appropriate, means, for any Fiscal Year, the taxable income or tax loss of the Partnership for such period or other applicable period for federal income tax purposes taking into account any separately stated items, increased by the amount of any tax-exempt income of the Partnership during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Section 1.704- 1(b)(2)(iv)(i) of the Treasury Regulations) of the Partnership;

“Net Proceeds” means, on any date, the aggregate amount of all cash and cash equivalent dividends generated by the Partnership’s assets and the proceeds realized on the disposition of the Partnership’s assets not yet distributed to Partners, net of all expenses and applicable reserves;

“Partners” means the General Partner and the Limited Partners;

“Partnership” means the limited partnership created under this Agreement;

“Performance Allocation” means, with respect to each Limited Partner, 20% of the amount, if any, of the Limited Partner’s allocable share of Securities Gain attributable to such Partner’s Capital Account, in excess of the Limited Partner’s allocable share of Securities Loss, if any;

“Permitted Transferee” has the meaning given-it in Section 2.6.1 hereof;

“Person” means an individual, partnership, corporation, trust, unincorporated association or other entity or association;

“Pro Rata” means, when used with initial capitals, in proportion to the Capital Accounts of the Partners on the date of determination, but determined without regard to any allocation of Net Profit or Net Loss;

“Regulatory Allocations” has the meaning given-it in Section 7.4.8 hereof;

“Schedule of Partners” means the Schedule of Partners as set forth in the books and records of the Partnership as the same may be amended from time to time to reflect the addition of Additional Limited Partners and/or changes in Capital Contributions;

“Securities” means the capital stock of Cyberonics, Inc., all warrants, options, convertible securities and other interests which may be exercised in respect of, converted into or otherwise relate to Cyberonics, Inc.’s capital stock and any other securities of Cyberonics, Inc.;

“Securities Gain” and “Securities Loss” means, with respect to each Limited Partner, the amount by which the Net Assets attributable to such Limited Partner’s Capital Account as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets attributable to such Limited Partner’s Capital Account as of the commencement of the Fiscal Period beginning immediately after the prior Fiscal Period in which a Performance Allocation was made with respect to such Limited Partner and, if no prior Performance Allocation was made with respect to such Limited Partner, then as of the commencement of the first Fiscal Period when such Limited Partner was admitted to the Partnership;

“Securities Act” means the Securities Act of 1933, as amended;

“Substituted Limited Partner” has the meaning given it in Section 2.6.3 hereof;

“Tax Rate” means, with respect to any Fiscal Year, the highest effective combined Federal, state and local income tax rates applicable during such Fiscal Year to a natural person residing in New York, New York, taxable at the highest marginal Federal income tax rate and the highest marginal New York State and New York City income tax rates (after giving effect to the Federal income tax deduction for such state and local income taxes and disregarding the effects of Code Sections 67 and 68). In determining the Tax Rate, the General Partner shall take into account any preferential income tax rate generally applicable to natural persons, including any preferential income tax rate applicable to long term capital gain, to the extent such rate would be applicable to the items of income allocated to the General Partner for such Fiscal Year;

“Transfer” has the meaning given it in Section 2.6.1 hereof;

“Treasury Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code;

“Unrecovered Invested Capital” means, with respect to any Partner, the amount, from time to time, of any Capital Contribution made by such Partner, less any distributions previously made to such Partner (other than distributions made to such Partner pursuant to Section 7.2.1);

“Void Transfer” has the meaning given it in Section 2.6.1 hereof; and

1.2. Accounting Terms and Determinations. All accounting terms used herein and not otherwise defined shall have the meaning accorded to them in accordance with generally accepted accounting principles and, except as expressly provided herein, all accounting determinations shall be made in accordance with generally accepted accounting principles, consistently applied.

ARTICLE 2.

GENERAL PROVISIONS

2.1. Continuation. The Partnership has been formed under the Act and the parties hereto agree to continue the Partnership on the terms of this Agreement and that the Initial Partnership Agreement is hereby amended by its entire deletion and replacement by this Agreement.

2.2. Name. The name of the Partnership shall be Metropolitan SPV, L.P., or such other name as the General Partner may hereafter designate upon (i) sending notice thereof to the Limited Partners and (ii) causing an amendment to the Certificate to be properly filed in the Office of the Secretary of State of Delaware.

2.3. Changes in Certificate. The General Partner shall cause to be prepared and filed any amendments to the Certificate required by the Act, any fictitious name certificates and any other documents required by, or desirable to comply with, the laws of the State of Delaware and any other jurisdiction in which the Partnership shall carry on its business.

2.4. Principal Place of Business. The principal place of business of the Partnership shall be at 660 Madison Avenue, 20th Floor, New York, New York 10021 or at such other place as the General Partner may from time to time determine. The Partnership may establish additional offices at such other places within or outside the State of New York as the General Partner may from time to time determine.

2.5. Admission of Additional Limited Partners. Subject to the condition that each “Additional Limited Partner” shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effectuate the admission of an Additional Limited Partner and to confirm the agreement of the Person being admitted to be bound by all of the terms and provisions of this Agreement, the General Partner may, with the prior written consent of all of the Limited Partners, admit one or more Additional Limited Partners as of the first business day of a calendar month. Admission of a new Partner shall not be cause for a dissolution of the Partnership.

2.6. Transfer of Partnership Interests.

2.6.1. Conditions for Transfer. No Limited Partner shall, directly or indirectly, sell, assign, transfer, exchange, mortgage, pledge, dispose of, hypothecate, grant a security interest in, encumber, or permit or suffer any encumbrance of, all or any portion of its interest in the Partnership, including through the transfer of control of such Limited Partner by means of the transfer of the voting stock of such Limited Partner (the commission or occurrence of any such act referred to as a “Transfer”), without the prior written consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner; provided, however, that no such consent of the General Partner shall be required for Transfers (i) occurring pursuant to testamentary instrument or intestate succession, (ii) by gift to a spouse, parent, child or grandchild or a trust for the benefit of any one or more of the foregoing or (iii) to an Affiliate of, or partner in, such Limited Partner, provided that such transferee agrees with the Partnership not to make any subsequent Transfer except to Persons described above. Any Person receiving a Limited Partner’s interest pursuant to (i), (ii) or (iii) above shall be referred to as a “Permitted Transferee”. Any purported Transfer of a Limited Partner’s interest in the Partnership made other than in accordance with this Agreement (a “Void Transfer’) shall be void and neither the Partnership nor the General Partner shall be required to recognize any equitable or other claims to such interest on the part of a Transferee. Any amounts otherwise distributable to a Limited Partner in respect of a direct or indirect interest in the Partnership that has been transferred in violation of this Section 2.5 may be withheld until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest. Before the completion of any Transfer pursuant to this Section 2.6, the transferor shall deliver to the Partnership a written opinion of counsel, satisfactory in form and substance to the General Partner, that an exemption from registration under the Securities Act is available.

2.6.2. Effect of Transfer. A Permitted Transferee shall not thereby become a Limited Partner, and shall not have any rights herein conferred upon a Limited Partner, except that upon notification of the General Partner by the person acquiring such interest, such person shall be entitled to receive allocations and distributions to which such Limited Partner would have been entitled under the terms of this Agreement; provided, however, that any such person may become a Limited Partner upon compliance with all of the procedures set forth in Section 2.6.3.

2.6.3. Requirements for Substitution. A transferee of an interest in the Partnership of a Limited Partner shall have the right to become a substituted Limited Partner (a “Substituted Limited Partner”) in place of such Limited Partner with respect to such interest only if all the following conditions are satisfied:

(a) a duly executed and acknowledged written instrument of transfer approved by the General Partner has been filed with the Partnership setting forth the intention of the transferring Limited Partner that the Substituted Limited Partner become a Substituted Limited Partner in its place;

(b) the transferring Limited Partner and Substituted Limited Partner execute, acknowledge and deliver such other instruments as the General Partner may reasonably deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the Substituted Limited Partner of the provisions of this Agreement, and the execution, acknowledgment and delivery by the Substituted Limited Partner of a power of attorney containing the powers provided for in Section 12.1 hereof;

(c) the written consent of the General Partner to such substitution shall be obtained; and

(d) a reasonable transfer fee has been paid to the Partnership sufficient to cover all reasonable expenses connected with such transfer and substitution.

2.7. Effect of Bankruptcy, Death, Incompetency or Withdrawal of a Limited Partner. The dissolution, liquidation, bankruptcy, death, incompetency, resignation or withdrawal of any Limited Partner shall not cause the termination or dissolution of the Partnership. Upon the occurrence of any such event, the legal representative of the Limited Partner shall be deemed to be the assignee of the Limited Partner’s interest in the Partnership and may become a Substituted Limited Partner upon the terms and conditions set forth in Section 2.6.3 hereof.

2.8. Both General and Limited Partner. A Partner may at the same time be both a General Partner and Limited Partner, in which event its rights and obligations in each such capacity shall be determined separately in accordance with the provisions hereof.

ARTICLE 3.

OBJECTIVES, PURPOSES AND POWERS

The Partnership is organized with the following objectives, purposes and powers:

(a) to purchase, subscribe for, borrow, acquire, hold, exchange, sell, distribute, assign, transfer, lend, mortgage, pledge, hypothecate, guarantee, deal in or otherwise effect any and all transactions of any kind, character or description whatsoever in or with respect to the Securities;

(b) to acquire, directly or indirectly, Securities by open market purchases, privately negotiated transactions, merger or other business combination transaction or series of transactions, and to do any and all things which may be useful in connection with the foregoing activities or incidental to the conduct of such activities;

(c) to vote the Securities at any special or annual meeting of the shareholders of Cyberonics, Inc. or to execute written consents to any action to be approved by the shareholders of Cyberonics, Inc. and to solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents with respect to voting Securities and to commence or join in litigation or administrative proceedings;

(d) to open, maintain and close accounts with brokers, of every kind, character or description whatsoever, including margin accounts, with respect to the Securities and to do any and all things which may be useful in connection with or incidental to the maintenance of such accounts;

(e) to hold as owner, nominee, custodian or otherwise, any Securities and to exercise while holding them any and all of the rights, powers, and privileges of ownership thereof;

(f) to cause or allow the legal title to, or any legal or equitable interest in any property of any sort of the Partnership to remain or be vested or registered in the name of any other person, corporation, trust, fiduciary, firm, public authority, or organization of any kind, whether in trust for, or as agent or nominee of, the Partnership, or otherwise for its account or benefit;

(g) to borrow money and, subject to the provisions of Section 4.5 hereof, any other Affiliate of the Partnership for any business, object or purpose of the Partnership from time to time, without limit as to amount, to issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and any other kinds of negotiable and non-negotiable instruments and evidences of indebtedness, whether or not in connection with borrowing money, and, subject to applicable margin regulations, to secure the payment thereof (and of the interest thereon) by the creation of any interest in the Securities or any of the property or rights of the Partnership, or in any property owned by others when the Partnership has the right so to do, whether owned by or subject to such right of the Partnership at the time such indebtedness is incurred or thereafter;

(h) to purchase, borrow, acquire, hold, exchange, sell, distribute, assign, transfer, lend, mortgage, pledge, hypothecate, convert, redeem, escrow or reissue instruments evidencing its indebtedness;

(i) to invest Partnership funds in certificates of deposit, money market accounts, treasury bills, other investments and marketable securities;

(j) to have and maintain one or more offices within or without the State of New York, in connection therewith, to rent, lease or purchase office space, facilities and equipment, to engage and pay personnel and to do such other acts and things and incur such other expenses as may be necessary or advisable in connection with the maintenance of such office or offices or the conduct of the Partnership;

(k) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(l) to enter into, make and perform all such contracts, agreements and other undertakings, including indemnity agreements, as may be necessary or advisable or incident to the carrying out of the foregoing objects and purposes;

(m) to file all forms and documents, or take such other action as may be necessary or appropriate, with state, federal or foreign governments, agencies or self-regulatory organizations, to register for sale interests in the Partnership, or to qualify for exemptions therefrom, or to register as a broker or dealer with such governments or organizations;

(n) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment in respect of claims against the Partnership, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(o) to organize one or more corporations or other entities formed to hold record title, as nominee for the Partnership (whether alone or together with the other accounts managed by the General Partner or its affiliates), to Securities or other assets of the Partnership;

(p) to invest in other pooled investment vehicles or separately managed accounts, which investments shall be subject in each case to the terms and conditions of the respective governing document for such vehicle or account;

(q) to take such other actions as may be necessary or advisable in connection with the foregoing, including the retention of agents, independent contractors, legal counsel, accountants, brokers and investment bankers, and the preparation and filing of Partnership tax returns; and

(r) to engage in any of the foregoing activities directly or through an alternative investment vehicle and any Affiliate.

Without limiting the foregoing, the Partnership may, subject to the provisions of Section 4.4 hereof, carry out its objectives and accomplish its purposes as principal, whether by or through trustees or agents, alone or with associates, or as a member of or as a participant in any firm, association, trust, syndicate or other entity. Although the Partnership may engage in any or all of the above activities, the Partnership need not engage in any one or more of them.

ARTICLE 4.

GENERAL PARTNER; MANAGEMENT; ETC.

4.1. General Partner. The General Partner is Metropolitan SPV GP, LLC.

4.2. Exclusive Control. Subject to the terms and provisions of this Agreement and the Act, the management, operation and policies of the Partnership and the authority to take all action and make all decisions regarding the business of the Partnership shall be vested fully and exclusively in the General Partner who shall have all rights and powers generally conferred by law upon general partners or necessary or advisable and consistent herewith. The General Partner, in its sole discretion, may admit additional general partners to the Partnership who shall have such powers of management and control as may be delegated to such additional general partners by the General Partner from time to time. Unless otherwise agreed between them, whenever there shall be more than one General Partner, all matters of final decision and control over all Partnership matters shall reside in the Metropolitan SPV GP, LLC. The Limited Partners shall have no part in the management of the Partnership and shall have no authority to act on behalf of the Partnership in connection with any matter.

4.3. Other Businesses of Partners; Prohibition Against Dealing in Securities. The General Partner shall devote such time to the Partnership and its purposes and objectives as shall be necessary to conduct and manage the Partnership’s affairs in an efficient manner. Nothing contained in this Agreement shall be deemed to preclude any Partner or any Affiliate of any Partner or employee of any Partner from engaging in or pursuing, directly or indirectly, independently or with others, any interest in other business ventures of every kind, nature or description, including those which compete with Cyberonics, Inc. and neither the Partnership nor any Partner shall have any interest whatsoever in any such business venture; provided, however, that NO PARTNER OR ANY AFFILIATE OF ANY PARTNER MAY ENGAGE IN THE ACQUISITION OF SECURITIES OR ASSETS OF CYBERONICS, INC. OTHER THAN THROUGH THE PARTNERSHIP WITHOUT THE PRIOR WRITTEN CONSENT OF THE GENERAL PARTNER, WHICH CONSENT MAY BE WITHHELD FOR ANY REASON IN THE GENERAL PARTNER’S DISCRETION. The foregoing prohibition shall not apply to the purchase of Securities by or for the account of any pension or other employee benefit plan of any Limited Partner or of any Affiliate of a Limited Partner, provided the decision to purchase such Securities by or for the account of such plan is made by an independent investment manager.

4.4. Powers. The General Partner is hereby authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, any and all of the objectives, purposes and powers of the Partnership set forth in Article 3 hereof, and, without limiting the generality of the foregoing:

(a) purchase, hold, sell, exchange, receive and otherwise acquire and dispose of the Securities and other assets of the Partnership;

(b) open, maintain and close accounts, including so-called “new issue”, margin and custodial accounts, with brokers and/or dealers and prime brokers, which power shall include the authority to issue all instructions and authorizations to brokers and/or dealers regarding Securities and/or funds therein;

(c) acquire and enter into any contract of insurance that such General Partner deems necessary or appropriate for the protection of the Partnership and the General Partner, for the conservation of the Partnership’s assets, or for any purpose convenient or beneficial to the Partnership;

(d) open, maintain and close bank accounts and draw checks or other orders for the payment of monies;

(e) accept or reject any subscription for an interest in the Partnership for any reason and on such terms and conditions and at such times as the General Partner, in its sole discretion, shall determine, provided that such terms and conditions shall be subject to applicable laws and the terms and conditions set forth in this Agreement;

(f) in furtherance of the foregoing, (i) admit additional Partners, subject to their meeting the admission requirements determined by the General Partner from time to time and (ii) enter into subscription agreements in connection therewith on such terms and conditions as determined by the General Partner;

(g) require a Limited Partner to withdraw all or a portion of the balance in its Capital Account(s);

(h) delegate any of its responsibilities and/or duties hereunder to service providers, including, without limitation, any affiliates of the General Partner, and to pay compensation therefor, and to enter into agreements in connection therewith, which agreements may provide for indemnifications and exculpations of such service providers as deemed appropriate by the General Partner, and terminate such service providers in its sole discretion;

(i) pay all expenses of the Partnership, including in relation to its organization, and to disburse payments to parties in connection with withdrawals from the Partnership;

(j) authorize any member, officer or other agent of the General Partner or agent or employee of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

(k) do any and all acts required of the Partnership and exercise all rights of the Partnership with respect to its interest in any corporation or other entity;

(l) make such elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters, as may be provided herein or as the General Partner deems necessary or appropriate, including, without limitation, elections referred to in Section 754 of the Code, the determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Partnership;

(m) create any series pursuant to Section 17-218 of the Limited Partnership Act or otherwise (i) having separate rights, powers or duties with respect to the specified property or obligations of the Partnership or profits and losses associated with such series, so long as such relative rights, powers and duties do not adversely affect any of the rights, powers, and duties of any Limited Partners who are Partners at the time of the creation of such series, (ii) having a separate business purpose or objective, and (iii) which may be treated as a separate partnership for U.S. federal income tax purposes, with respect to each series and to amend, without the consent of any of the Limited Partners, the terms and provisions of this Agreement to reflect such relative rights, powers and duties as are applicable to such series which has been created pursuant to this Section 4.4(m);

(n) create any class or sub-series of interests within each series, which classes or sub-series shall form part of such series sharing in the assets and liabilities of such series, having such relative rights, powers and duties as may from time to time be established by the General Partner, so long as such relative rights, powers and duties do not adversely affect any of the rights, powers, and duties of any Limited Partners who are Partners at the time of the creation of such class or sub-series, and to amend, without the consent of any of the Limited Partners, the terms and provisions of this Agreement to reflect such relative rights, powers and duties as are applicable to such class or sub-series that has been created pursuant to this Section 4.4(n);

(o) organize one or more corporations or other entities formed to hold record title, as nominee for the Partnership (whether alone or together) with other accounts managed by the General Partner and/or Investment Manager, securities or funds of the Partnership; and

(p) act for and on behalf of the Partnership in all matters incidental to the foregoing.

4.5. Transactions with Affiliates. The General Partner may engage in any transaction with its Affiliates in connection with the operation or management of the Partnership or the carrying out of its objects or purposes, including, without limitation, the provision of services to the Partnership and its Affiliates for which such Affiliate shall be entitled to reasonable compensation from the Partnership.

4.6. Exculpation. The General Partner, its affiliates and members and any of their respective principals, shareholders, members, partners, officers and employees (collectively, the “Affiliated Parties”) shall not be liable to any Partner or the Partnership for any loss suffered by the Partner or the Partnership, provided that such Affiliated Party may be so liable if such loss is caused by its own gross negligence or willful misconduct. Any such Affiliated Party shall not be liable to for any loss suffered by the Partner or the Partnership by reason of the acts or omissions or any error of judgment of any broker, agent or third-party service provider of the Partnership, provided that such broker, agent or third-party service provider was not selected, engaged or retained by the Affiliated Party in manner that constitutes gross negligence or willful misconduct. The General Partner and each Affiliated Party may consult with counsel and accountants in respect of Partnership affairs and, in acting in accordance with the advice or opinion of such counsel or accountants, the General Partner and each Affiliated Party shall not be liable for any loss suffered by the Partnership, provided that such counsel or accountants shall have been selected by the General Partner or an Affiliated Party, as the case may be, with reasonable care and the written advice was not induced by the General Partner’s or any Affiliated Parties’ willful misconduct or gross negligence. Neither the General Partner nor any Affiliated Parties shall be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful misconduct.

Notwithstanding the foregoing to the contrary, the provisions of this Section 4.6 shall not be construed so as to provide for the exculpation of the General Partner or an Affiliated Party for any liability (including liability under ERISA and U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.6 to the fullest extent permitted by law.

4.7. Indemnification. Each General Partner and Affiliated Party (collectively, the “Indemnified Parties”) shall be indemnified and held harmless by the Partnership from and against any and all losses, liabilities, damages, costs, and expenses arising from claims, demands, investigations, actions, suits or proceedings, whether civil, criminal or administrative, in which such Indemnified Party or Parties may be involved, as a party or otherwise, by reason of the management of the affairs of the Partnership, whether or not he continues to be such at the time any such loss, liability, damage, costs, or expense is paid or incurred. The Partnership shall indemnify and hold harmless any Indemnified Party or Parties from and against any loss, cost or expense suffered or sustained by such Indemnified Party by reason of any acts or omissions, or alleged acts or omission, or errors of judgment of any broker, agent or third-party service provider of any Indemnified Party, provided that such broker, agent or third-party service provider was not selected, engaged or retained by the Indemnified Party in a manner that constitutes willful misconduct or gross negligence. No Indemnified Party shall be entitled to indemnification hereunder for any conduct arising from its own willful misconduct or gross negligence. The rights of indemnification provided in this Section 4.7 will be in addition to any rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law and shall extend to its successors and assigns. In particular, and without limiting the generality of the foregoing, such Indemnified Party or other Person shall be entitled to indemnification by the Partnership against reasonable expenses (as incurred), including attorneys’ fees actually and necessarily incurred by such Indemnified Party or other Persons in connection with the defense of any action to which they may be made a party, in connection with the right of the Partnership to procure a judgment in favor of the Partnership, and to the fullest extent permitted under any consistent provisions of the Limited Partnership Act, ERISA, the federal securities laws or any other applicable statute. In the discretion of the General Partner, the Partnership will advance to an Indemnified Party funds to pay such expenses.

Notwithstanding the foregoing to the contrary, the provisions of this Section 4.7 shall not be construed so as to provide for the indemnification of the General Partner or an Affiliated Party for any liability (including liability under ERISA and U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 4.7 to the fullest extent permitted by law.

4.8. Authority.

4.8.1. To the extent that the General Partner is authorized to act for the Partnership in accordance with this Agreement, the General Partner shall, either directly or through such officers, partners, employees or agents of the Partnership or the General Partner as the General Partner shall appoint, be authorized, with its signature alone, to bind the Partnership under, and to execute and deliver on behalf of the Partnership, such documents and instruments as may be necessary and appropriate to carry out the decisions made by the General Partner.

4.8.2. In dealing with the General Partner, no person shall be required to inquire into its authority to bind the Partnership.

4.9. Expenses. All costs and expenses incurred in connection with the organization, operation or management of the business of the Partnership, including, but not limited to, Management Expenses, Acquisition Expenses, and expenses incurred prior to the date hereof by the General Partner or its Affiliates relating to the organization of the Partnership and in furtherance of its purposes, shall be borne by the Partnership and, to the extent that any such expenses have been paid by the General Partner or any Affiliate thereof, the General Partner or such Affiliate shall be entitled to reimbursement therefor.

ARTICLE 5.

LIMITED PARTNERS

5.1. Limited Partners. The Limited Partners are the persons listed in the Schedule of Partners and their addresses for receipt of notices are as set forth opposite their names in such Schedule.

5.2. No Right to Manage. Neither any Limited Partner nor the legal representatives of any Limited Partner, including, but not limited to, representatives of Limited Partners that have become bankrupt or have been liquidated or dissolved, shall have any right to take part in the management of the business or affairs of the Partnership or any right or authority to act for or bind the Partnership.

5.3. Liability of Limited Partners. Except as specifically required under the Act, no Limited Partner shall be personally liable for the repayment and discharge of any debts and obligations of the Partnership in excess of the amount of such Partner’s Capital Contributions, including the obligation to return in whole or in part any portion of such Limited Partner’s Capital Contributions previously received by it for the discharge of Partnership liabilities to creditors who extended credit or whose claims arose prior to such return. No Limited Partner shall be obligated or required to make additional capital contributions to the Partnership.

5.4. Form of Distribution. Except as contemplated in Section 7.2 hereof, no Limited Partner shall have the right to demand or receive (a) property or (b) priority over any other Limited Partner, in return of its capital or in respect of any other distribution.

5.5. Regulatory Filings. In the event that any transaction entered into by the Partnership gives rise to any requirement that the Partnership and/or any of its affiliates file any schedule or report pursuant to the Securities Exchange Act of 1934, as amended (excluding filings on Form 13F), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other federal, state or regulatory requirement, the Partnership shall make the required filings within the time period required. The General Partner shall prepare or cause to be prepared and timely file all such filings. Each Partner will cooperate with the Partnership and shall provide all necessary information in order to facilitate the timely and accurate filing of all filings.

ARTICLE 6.

CAPITAL CONTRIBUTIONS

6.1. Capital Contributions. On the Contribution Date, each Partner has made a Capital Contribution of the amount of cash set forth opposite such Partner’s name under the heading “Capital Contributions” in the Schedule of Partners.

6.2. Return of Contributions. No Partner shall be entitled to the return of its Capital Contribution to the Partnership or to be paid interest by the Partnership in respect of its Capital Account except as otherwise specifically provided herein.

6.3. No Required Additional Contributions. Except as may be required by law or as otherwise specifically provided for herein, no Partner shall at any time be required to make any additional Capital Contributions to the Partnership.

6.4. Use of Capital. The aggregate of all such contributions shall be available to the Partnership to carry out the purposes and objectives of the Partnership.

ARTICLE 7.

ACCOUNTS, ALLOCATIONS; AND DISTRIBUTIONS

7.1. Capital Account Allocations.

7.1.1. After giving effect to the special allocations required by Section 7.4, if any, Net Profit and Net Loss for each Fiscal Year (or shorter accounting period selected by the General Partner) shall be as set forth in Sections 7.1.3 and 7.1.4 hereof. Each Partner shall have a Capital Account that shall be maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted as set forth there and below.

7.1.2. A Partner’s Capital Contributions shall be credited to its Capital Account when and as received by the Partnership.

7.1.3. Net Profit shall initially be allocated Pro Rata among the Limited Partners and the General Partner. Any such Net Profit allocated to the General Partner pursuant to the previous sentence shall be credited to the General Partner’s Capital Account. Second, Net Profit that was initially allocated to the Limited Partners for any period in which the Partnership has Net Profit shall be credited to the Capital Accounts of the Limited Partners and the General Partner in the following priority:

(a) First, Net Profit shall be credited 100% to the Capital Account of the Partners, but only to the extent that Net Losses previously have been allocated to such Partners’ Capital Accounts pursuant to Section 7.1.4 below and have not been offset by allocations of Net Profit under this Section 7.1.3(a).

(b) Second, after the required amount of allocations of Net Profit are made pursuant to Section 7.1.3(a) above, the remainder of such Net Profit shall be credited (i) 80% to the Capital Accounts of the Partners and (ii) 20% to the Capital Account of the General Partner.

7.1.4. Net Loss shall initially be allocated Pro Rata between the General Partner and the Limited Partners. Any such Net Loss allocated to the General Partner pursuant to the pervious sentence shall be debited to the General Partner’s Capital Account. Second, Net Loss initially allocable to the Limited Partners for any period in which the Partnership has Net Loss shall be debited to the Capital Accounts of the Limited Partners and the General Partner in the following priority:

(a) First, Net Loss shall be debited (i) 80% against the Capital Account of the Partners and (ii) 20% against the Capital Account of the General Partner, but only to the extent that the Net Profit previously has been allocated to such Partners’ Capital Accounts pursuant to Section 7.1.3(b) above and has not been offset by allocations of Net Loss under this Section 7.1.4(a).

(b) Second, after the required amount of allocations of Net Loss are made pursuant to Section 7.1.4(a) above, the remainder of such Net Loss shall be debited 100% to the Capital Accounts of the Partners.

7.1.5. Any amount distributed to a Partner in accordance with Section 7.2 shall be debited against such Partner’s Capital Account.

7.1.6. In the event that any of the interests in the Partnership are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor.

7.1.7. The forgoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts and allocations to Partners (collectively, the “Allocation

Provisions”) are intended to comply with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Allocation Provisions are deemed modified, with effect from the date of this Agreement, to the extent the General Partner deems necessary to comply with Sections 704(b) and 704(c) of the Code and to otherwise cause the Capital Account balance of each partner to reflect the amounts distributable to each Partner hereunder.

7.2. Non-Liquidating Distributions.

7.2.1. Distributions of Income. Net Proceeds shall be distributed by the General Partner from time to time, in its discretion. Net Proceeds shall first be allocated Pro Rata among General Partner and the Limited Partners. Except as otherwise provided for in Section 7.2.2(b), any Net Proceeds allocable to the General Partner shall be distributed to the General Partner at the same time as distributions are made pursuant to Section 7.2.2(a) hereof.

7.2.2. Distributions.

(a) Net Proceeds allocated to the Limited Partners pursuant to Section 7.2.1 shall be distributed to the Limited Partners and the General Partner (solely with respect to (ii) below) in the following priority:

(i) First, 100% to the Partners in proportion to each Partner’s Unrecovered Invested Capital until the amount of each Partner’s Unrecovered Invested Capital equals zero.

(ii) Second, 80% to the Limited Partners and 20% to the General Partner (the “Carried Interest”). Distributions to the General Partner hereunder will be reduced and distributions to the General Partner and the Limited Partners will be increased, by an aggregate amount equal to the amount of the tax distributions previously made to the General Partner.

(b) The General Partner shall be entitled to receive quarterly tax distributions with respect to each Fiscal Year in an aggregate amount equal to the excess of its aggregate tax liability with respect to that Fiscal Year and all prior Fiscal Years on account of amounts allocated to the General Partner pursuant to Section 7.1.3(b)(ii) over the aggregate amount of distributions paid to the General Partner pursuant to Section 7.2.2(a)(ii) and this Section 7.2.2(b) with respect to that Fiscal Year and all prior Fiscal Years of the Partnership. Tax liability means with respect to any Fiscal Year, the sum of the deemed income tax liabilities of the General Partner (which shall be based on the deemed aggregate income tax liabilities of the members of the General Partner) with respect to that Fiscal Year and each prior Fiscal Year of the Partnership that is payable on the income allocated or to be allocated to the General Partner for each such Fiscal Year pursuant to Section 7.1.3(b)(ii) determined based upon the appropriate Tax Rate for each such Fiscal Year.

(c) Each Partner must look solely to the Partnership’s assets for the return of that Partner’s Capital Contributions. The General Partner may distribute the Partnership’s assets in cash or in-kind or in a combination of both cash and in-kind, as determined in its sole discretion.

7.3. Allocations of Net Profit and Net Loss for Tax Purposes. For each Fiscal Year, each item of income, gain, loss, deduction and credit shall be allocated for income tax purposes among the Partners in the same manner as corresponding items of Net Profit and Net Loss are credited or debited to each Partner’s Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 7.3 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Code, and Treasury Regulations promulgated thereunder, as applicable, or the successor provisions to such Sections and Treasury Regulations.

7.4. Special Allocations. Notwithstanding any other provision to the contrary herein, the following allocations shall be made in the following order:

7.4.1. Items of tax expense payable by the Partnership or withheld on income payable, directly or indirectly, to the Partnership shall be included in the computation of Net Profit and Net Loss of the Partnership, provided, that where an item of tax expense payable by the Partnership or where a withholding tax on income or payments to the Partnership is calculated, under applicable law, at different rates or on a different basis with respect to income allocable to some (but not all) of the Partners, such additional tax expense or withholding shall be allocated to, and such additional expense or withholding shall reduce the amount distributable to, the relevant Partner, as reasonably determined by the General Partner, in a manner which reflects the rate or basis of taxation that is applicable to each such Partner.

7.4.2. Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in the Partnership minimum gain for any Fiscal Year (as described in Section 1.704-2(f) of the Treasury Regulations) applicable to the Partnership, each Partner shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership minimum gain, as determined under Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

7.4.3. Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in minimum gain attributable to “Partner Nonrecourse Debt” (as defined in Section 1.704-2(b)(4) of the Treasury Regulations) applicable to the Partnership during any Fiscal Year, each Partner shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the minimum gain attributable to Partner Nonrecourse Debt, as determined under Section 1.704-2(i)(5) of the Treasury Regulations. The items to be so allocable shall be determined in accordance with Section 1.704- 2(i)(4) of the Treasury Regulations. This paragraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith.

7.4.4. Qualified Income Offset. There shall be allocated to the Partners such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Section 1.704-1(b)(ii)(d) of the Treasury Regulations.

7.4.5. Nonrecourse Deductions. “Nonrecourse Deduction” as defined in Section 1.704-2 of the Treasury Regulations for any Fiscal Year or other applicable period, shall be allocated to the Partners in proportion to their Capital Contributions.

7.4.6. Partner Nonrecourse Deductions. “Partner Nonrecourse Deduction” (as defined in Section 1.704-2(i) of the Treasury Regulations) for any Fiscal Year or other applicable period shall be allocated to the Partner that bears the economic risk or loss, under Section 1.704-2(i)(l) of the Treasury Regulations, for the Partner Nonrecourse Debt in respect of which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

7.4.7. Code Section 754 Adjustments. To the extent that an adjustment to the tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Section 1.704- 1(b)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

7.4.8. Curative Allocations. The allocations set forth in this Section 7.4 (other than Section 7.4.1) (the “Regulatory Allocations”) are intended to comply with certain Treasury Regulations issued under Section 704(b) of the Code. The General Partner shall offset all such Regulatory Allocations either with other regulatory allocations or with special allocations of income, gain, loss or deductions pursuant to this Section 7.4.8 in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

7.4.9. Section 704(c) and Reverse Section 704(c) Allocations.

(a) In accordance with Section 704(c) of the Code and Treasury Regulation Section 1.704-3(b) thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Book Value.

(b) In the event the Book Value of any Partnership asset is adjusted in accordance with the terms of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and Section 1.704-3(b) of the Treasury Regulation thereunder.

(c) Allocations pursuant to Sections 7.4.9(a) and 7.4.9(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Profit, Net Loss, and other items or distributions pursuant to any provision of this Agreement.

7.5. Tax Accounting Matters. All matters concerning the allocation of profits, gains and losses among the Partners and accounting procedures and methods not expressly provided for herein, shall be determined in good faith by the General Partner, whose determination shall be final, binding and conclusive upon all of the Partners.

7.6. Allocations to Withdrawing Partners. If the Partnership realizes capital gains or losses (including short-term capital gains and losses) and/or deductions, ordinary income or loss for federal income tax purposes (collectively, “gains/losses”) for any fiscal year during or as of the end of which one or more Adjusted Basis Partners (as hereinafter defined below) withdraw from the Partnership pursuant to Article 8, the General Partners may elect to allocate such gains/losses as follows: (i) to allocate such gains/losses among such Adjusted Basis Partners, pro rata in proportion to the respective Adjusted Basis (as hereinafter defined below) of each such Adjusted Basis Partner, until either the full amount of such gains/losses shall have been so allocated or the Adjusted Basis of each such Adjusted Basis Partner shall have been eliminated, and (ii) to allocate any gains/losses not so allocated to Adjusted Basis Partners to the other Partners in such manner as shall equitably reflect the amounts credited to such Partners’ Capital Accounts pursuant to Article 7.

As used herein, (i) the term “Adjusted Basis” shall mean, with respect to any Partner and as of any time of calculation, the amount by which its interest in the Partnership (determined in accordance with Article 7) as of such time either (A) exceeds its “adjusted tax basis”, for federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such interest, including by reason of death, and without regard to such Partner’s share of the liabilities of the Partnership under Section 752 of the Code) or (B) is lower than its “adjusted tax basis”, for federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such interest, including by reason of death, and without regard to such Partner’s share of the liabilities of the Partnership under Section 752 of the Code) and (ii) the term “Adjusted Basis Partner” shall mean any Partner who withdraws from the Partnership and who has an Adjusted Basis as of the effective date of its withdrawal, but such Partner shall cease to be an Adjusted Basis Partner at such time as it shall have received allocations pursuant to clause (i) of the preceding sentence equal to its Adjusted Basis as of the effective date of its withdrawal.

ARTICLE 8.

WITHDRAWALS

8.1. Withdrawal by Limited Partners.

8.1.1. Except as otherwise set forth in this Section 8.1, any Limited Partner may withdraw the whole or any part (subject to the limitations described in this Section 8.1) of the amount in its Capital Account on September 30, 2007 and thereafter on the last day of each calendar quarter. Each Limited Partner seeking a withdrawal pursuant to this Section 8.1 must give written notice to the General Partner in the form and with the conditions prescribed by the General Partner from time to time at least sixty (60) days prior to the day on which the withdrawal is to be made, stating its intention to withdraw and the amount of such withdrawal, if less than such Limited Partner’s total Capital Account.

8.1.2. A Limited Partner shall not, without the approval of the General Partner, which may be granted or withheld in its discretion, make a partial withdrawal from its Capital Account that will cause the aggregate balance thereof to be the lesser of (i) $100,000 or (ii) such Limited Partner’s initial Capital Contribution to the Partnership. No withdrawal shall be made unless the Partnership has sufficient assets to pay its liabilities. Any Limited Partner electing a complete withdrawal under any provision of this Section 8.1, or whose Capital Account is otherwise returned or withdrawn in full for any reason whatsoever, shall cease to be a Partner as of the effective date of such withdrawal or return for all purposes and shall thereafter have no rights as a Limited Partner. No provision of this Section 8.1 shall affect the rights and limitations in connection with (i) an assignment or transfer by a Limited Partner of its interest in the Partnership pursuant to Article 2 of this Agreement, or (ii) the termination or dissolution of the Partnership pursuant to Article 9 of this Agreement.

8.1.3. The General Partner, in its sole discretion, may permit withdrawals at other times, provided, however, that the General Partner may not permit withdrawals at other times if it would result in the Partnership or the General Partner being unable to rely on any exemption or exception to any regulation or rule either such entity is then relying on and desires to rely on in the future. The General Partner, in its sole discretion, may waive or reduce other provision of this Section 8.1, including, but not limited to, any notice period, for one or more Limited Partners, including affiliates of the General Partner.

8.2. Payment to Withdrawing Partner. Unless otherwise agreed by the General Partner, payment of withdrawal proceeds (less an Performance Allocation) shall be made to a Limited Partner withdrawing all or part of his Capital Account within forty-five (45) days following the effective date of the withdrawal, provided, however, that if a Limited Partner elects to withdraw 90% or more of the aggregate value of its Capital Account, 90% of such value (computed on the basis of unaudited data) generally will be distributed within forty-five (45) days after the effective date of such withdrawal and the balance not later than forty-five (45) days after the end of such Fiscal Year of the Partnership. Such unpaid balance shall be deemed to be withdrawn as of the effective date of such withdrawal and shall earn interest thereon at a commercially reasonable rate determined by the General Partner, in its sole discretion. If, after the end of such Fiscal Year of the Partnership, the General Partner determines that the amount previously distributed to a Limited Partner exceeded the amount that such Limited Partner was actually entitled to receive, then the Limited Partner shall be required to return such excess amount to the Partnership within ten (10) days of notification of such excess payment. At the option of the General Partner, the amount of the withdrawal may be made in whole in cash, or in whole in-kind, or in part in cash and in part in-kind and, in all cases, shall be subject to the establishment of reserves, in cash or in kind, which the General Partner deems necessary or appropriate to reflect contingent or other liabilities of the Partnership existing as of the effective date of such withdrawal.

8.3. Mandatory Withdrawal of Partners. The General Partner shall, in its sole discretion, have the right to require the withdrawal of all or any portion of the Capital Account of any Partner at any time upon written notice to the Partner. The General Partner in its sole discretion shall determine the effective date of such withdrawal. In the event of such withdrawal, payment shall be made to the withdrawing Partner of the amount in its Capital Account (less an Performance Allocation) within forty-five (45) days of the effective date of the withdrawal, provided, however, that if the withdrawn amount is 90% or more of the aggregate value of such Partner’s Capital Account, 90% of such value (computed on the basis of unaudited data) generally will be distributed within forty-five (45) days after the effective date of such withdrawal and the balance not later than forty-five (45) days after the end of such Fiscal Year of the Partnership. Such unpaid balance shall be deemed to be withdrawn as of the effective date of such withdrawal and shall earn interest thereon at a commercially reasonable rate determined by the General Partner, in its sole discretion. If, after the end of such Fiscal Year of the Partnership, the General Partner determines that the amount previously distributed to a Limited Partner exceeded the amount that such Limited Partner was actually entitled to receive, then the Limited Partner shall be required to return such excess amount to the Partnership within ten (10) days of notification of such excess payment. At the option of the General Partner, the amount of the withdrawal may be made in whole in cash, or in whole in-kind, or in part in cash and in part in-kind and shall be subject to the establishment of reserves, in cash or in kind, which the General Partner deems necessary or appropriate to reflect contingent or other liabilities of the Partnership existing as of the effective date of such withdrawal.

8.4. Limitations on Withdrawals

8.4.1. The right of any Partner or its legal representatives to withdraw any amount from its Capital Account and to have distributed to it any such amount (or any portion thereof) pursuant to this Section 8.4.1 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Act and for reserves for contingencies and estimated accrued expenses and liabilities. In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance.

8.4.2. The General Partner by written notice may suspend or limit withdrawal rights, in whole or in part, when there exists in the opinion of the General Partner a state of affairs where (i) the disposal of the Partnership’s assets, the determination of the value of the Limited Partner’s Capital Accounts; (ii) would not be reasonably practicable or would be seriously prejudicial to the non-withdrawing Limited Partners, or during any period when any stock exchange or over-the-counter market on which the Partnership’s investments are quoted, traded or dealt is closed, other than for ordinary holidays and weekends; (iii) during periods in which dealings are restricted or suspended; (iv) during any breakdown in the means of communication normally employed in determining the price or value of the Partnership’s assets or liabilities, or of current prices in any stock market as aforesaid, or when for any other reason prices or values of any assets or liabilities of the Partnership cannot reasonably be promptly and accurately ascertained; (v) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the General Partner, be effected at normal rates of exchange; or (vi) where such withdrawal would impede a pending tender offer, proxy contest, shareholder vote or other hostile action with respect to an issuer. Upon the determination by the General Partner that any of the above-mentioned conditions no longer applies, withdrawal rights shall be promptly reinstated, and any pending withdrawal requests shall be honored as of the end of the fiscal quarter following such determination.

8.4.3. The General Partner may withhold taxes from any payments of withdrawals to any Partner to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any withdrawal payments by the Partnership to any Partner shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner.

8.5. Performance Allocation.

8.5.1. In the event a Limited Partner withdraws all or any part of its Capital Account in accordance with this Article 8, the Performance Allocation (if any) will be debited against the Capital Account of such withdrawing Limited Partner as of such withdrawal date, and the amount so debited will be credited simultaneously to the Capital Account of the General Partner.

8.5.2. The amount of Performance Allocation credited to the General Partner’s Capital Account shall be treated as a Capital Contribution by the General Partner to the Partnership for purposes of Article 7, including, without limitation, allocations of Net Profits and Net Losses and distributions of Net Proceeds.

8.6. Valuation of Assets. For purposes of determining the unrealized Securities Gains and Securities Losses of the Partnership upon a Partner’s withdrawal pursuant to this Article 8 or for other purposes of this Agreement, except as otherwise determined by the General Partner in its discretion, Securities and other assets shall generally be valued as follows:

8.6.1. If the Securities are listed on a securities exchange or a securities market, including open short positions, such Securities shall be valued at the last sale price on the securities exchange or securities market on which such securities primarily are traded. If the Securities are not listed on an exchange or securities market, or there were no recent or relevant transactions for such Securities, such Securities shall be valued at the closing (i) “bid” price for open long positions, and (ii) “asked” price for open short positions. If recent market quotations are not readily available for the Securities, such Securities will be valued at fair value as determined in good faith by the General Partner, which determination shall be final.

8.6.2. Options, if any, generally will be valued at their last published sale price on the date of determination; provided that if there were no sales on that day, the options will be valued at the closing (i) “bid” price for open long positions, and (ii) “asked” prices for open short positions, each as recorded by the primary exchange on which such options are traded or the composite tape system, as applicable, or, if no closing “bid” or “asked” prices are available, at such value as the General Partner may determine in good faith. In the event that the date of determination is not a date upon which the applicable exchange was open for trading, such options will be valued at the price determined on the last prior date on which the applicable exchange was so open. Any options for which recent market quotations are not readily available will be valued at fair value as determined in good faith by the General Partner, which determination shall be final. Premiums from the sale of options written by the Partnership will be included in the assets of the Partnership, and the market value of such options will be included as a liability of the Partnership.

8.6.3. Short-term money market instruments and bank deposits shall be valued at amortized cost or market depending on the type of investment.

8.6.4. The foregoing valuations and methods may be modified by the General Partner, in its sole discretion, if and to the extent the General Partner shall determine that such modifications are appropriate and reasonable to reflect the value of Securities or other assets, including to reflect liquidity conditions or other factors affecting such value. Valuation of Securities or other assets not specifically described above similarly shall be as determined in the sole discretion of the General Partner, which determination shall be final.

ARTICLE 9.

DURATION AND TERMINATION OF PARTNERSHIP

9.1. Dissolution Events. The Partnership shall dissolve and commence winding up and liquidating upon the authorization by the General Partner (a “Dissolution Event”) following disposition of all the Partnership’s assets.

The dissolution of the Partnership pursuant to this Section 9.1 shall be effective on the date such Dissolution Event occurs, but the Partnership shall not terminate until the Partnership’s assets have been distributed as provided herein. Except as provided in this Section 9.1, the Partnership shall not dissolve due to the expulsion, bankruptcy or dissolution of a Partner or under any other circumstances described, or to which reference is made, in section 18-801 of the Act.

9.2. Winding Up. Upon the occurrence of a Dissolution Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners, and the General Partner shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Partnership’s assets have been distributed pursuant to this Section 9.2 and the Partnership is terminated in accordance with the Act. The General Partner (or liquidator, as the case may be) shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership’s liabilities and the Partnership’s assets, shall cause the Partnership’s assets to be liquidated as promptly as is consistent with obtaining the fair value thereof as determined by the General Partner (or liquidator, as the case may be), and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order and priority:

9.2.1. Creditors. First, to the payment (or reasonable provision therefor) of all of the Partnership’s debts and liabilities to creditors of the Partnership (including the Partners who are creditors, if any) in the order of priority provided by law, whether by payment or the making of reasonable provision for payment thereof, which may include the setting up of such reserves as the General Partner (or liquidator, as the case may be) may deem necessary for any obligations or contingent liabilities of the Partnership, and the General Partner (or liquidator) may hold such reserves for such period that it shall reasonably deem advisable for the payment of such obligations and liabilities as they become due and at the expiration of such period, the balance of such reserves, if any, shall be distributed as provided in this Section 9.2; and

9.2.2. Liquidating Distributions. The balance, if any, to the Partners in accordance with Section 7.2.2. The costs and expenses relating to the winding up of the Partnership shall be borne by the Partnership.

9.3. Final Accountings. Upon both the dissolution and termination of the Partnership, a proper accounting shall be made by the Partnership from the date of the last previous accounting to the date of the dissolution or termination, as the case may be.

9.4. Capital Account Deficit Balance Restoration Obligation. In no event shall any Partner be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Partner’s Capital Account upon the dissolution or liquidation or at any other time of either the Partnership or such Partner’s interests in the Partnership, except to the extent such Partner expressly agrees thereto in writing with the Partnership.

9.5. Certificate of Cancellation. Upon completion of the distribution pursuant to Section 9.2, the Partnership is terminated, and the General Partner or liquidator, as the case may be, shall file a certificate of cancellation with the Secretary of State of the State of Delaware and cancel any other filings and take such other actions as may be necessary to terminate the Partnership.

9.6. Use of Partnership Name After Winding Up. This Agreement does not confer upon the Partnership or the Limited Partners any right to the name “Metropolitan SPV, L.P.” except that the Partnership may use the name “Metropolitan SPV, L.P.” unless the name of the Partnership is changed as provided in Section 2.2 hereof, and upon the dissolution and winding up of the Partnership, the right to use such name, and all such changed names, shall belong to the General Partner for which no compensation shall be paid to the Partnership or the Limited Partners.

ARTICLE 10.

BOOKS OF ACCOUNT, REPORTS

10.1. Books of Accounts. The General Partner shall keep, or cause to be kept, accurate and complete records and books of account of all transactions of the Partnership. Such books and records shall be kept in accordance with generally accepted accounting principles applicable thereto, shall be maintained at the principal office of the Partnership and shall be available for inspection and examination (except for the Schedule of Partners), for a proper purpose and at reasonable times during usual business hours, by Partners or their duly authorized representatives. The General Partner shall provide to each Partner all such information (except for the Schedule of Partners) and financial statements of the Partnership as such Partner may reasonably request. All such information and financial statements shall be used for Partnership purposes only.

10.2. Reports to Partners.

10.2.1. Books and Records. The General Partner shall cause to be kept complete and accurate books of account and records with respect to the Partnership’s business.

10.2.2. Financial Statements and Other Reports. The General Partner shall use commercially reasonable efforts to distribute to the Partners within one hundred and twenty (120) days after the end of each Fiscal Year of the Partnership or as soon as practicable thereafter, such information concerning the Partnership as is necessary for a Partner to complete and file its Federal tax return.

10.3. Copies of Amendments to Members. The General Partner shall mail to the Partners copies of any amendment to this Agreement promptly upon the adoption of any such amendment.

10.4. Conclusiveness of Accounting. The determination by the General Partner relating to accounting matters shall be final and binding upon all Partners.

10.5. Tax Elections. The General Partner may, in its sole discretion, make or revoke all tax elections which it is entitled to make on behalf of the Partnership and the Limited Partners for federal, state and local tax purposes, including, without limitations, the election referred to in Code Section 754 or any similar provision enacted in lieu thereof. In the event that any election under the Code is made, each Partner will furnish the Partnership with all information necessary to give effect to such election.

10.6. Fiscal Year. The fiscal year of the Partnership shall be a year ending December 31 or such other date as the General Partner may determine and as may be either approved by the Internal Revenue Service or otherwise available for tax purposes; provided that the first fiscal year of the Partnership shall begin on the date hereof and end on December 31, 2006.

10.7. Tax Matters Partner. The General Partner will at all times constitute, and have full powers and responsibilities as, the tax matters partner of the Partnership for purposes of Code Section 6231(a)(7) (the “Tax Matters Partner”). The Tax Matters Partner shall be entitled to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service as it, in its reasonable business judgment, deems to be in the best interests of the Partnership without regard for whether such actions result in a settlement of tax matters favorable to some Partners and adverse to other Partners. Each person (a “Pass-Thru Partner”) that holds or controls an interest as a Partner on behalf of, or for the benefit of another person or persons, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another person or persons will, within thirty (30) days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Partnership holding such interests through Pass-Thru Partner. In the event the Partnership will be the subject of an income tax audit by any federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner will be authorized to act for, and its decision will be final and binding upon, the Partnership and each Partner thereof. The Tax Matters Partner shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred in connection with any such proceeding and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it in connection with the settlement of any such proceeding.

ARTICLE 11.

CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

Each of the Partners represents and warrants to and agrees with the other Partners as follows:

11.1. Ownership of Securities. As of the date of contribution to the Partnership, except with respect to the General Partner, neither it nor any of its Affiliates is or may be deemed to be a member of any “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of acquiring or disposing of any Securities.

11.2. Status. Such Partner is duly incorporated or organized (in the event such Partner is not a corporation), validly existing and in good standing under the laws of its state or country of incorporation or organization (as the case may be). Such Partner has full power and authority to own its property and to carry on its business as now conducted.

11.3. Authority.

11.3.1. Such Partner has full power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Partner. This Agreement constitutes the valid and legally binding obligation of such Partner, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws now or hereafter in effect relating to creditors’ rights generally.

11.3.2. Such Partner has carefully read and understands this Agreement and has had an opportunity to (i) ask questions of and receive answers from the General Partner concerning the terms and conditions of this Agreement and the business of the Partnership and (ii) obtain any additional information concerning the offering, the Partnership and any related material to the extent the Partnership or the General Partner possesses such information or can acquire it without unreasonable effort or expense.

11.3.3. Such Partner acknowledges that in making a decision to subscribe for the Interest, it has relied solely upon this Agreement and independent investigations made by the such Partner and is not relying on the Partnership or the General Partner, or any other person or entity with respect to the legal, tax and other economic considerations involved in this investment other such Partner’s own advisers. The undersigned has carefully read this Agreement and, to the extent it believes necessary, has discussed with counsel the representations, warranties and agreements that it is making herein. Such Partner understands that Bingham McCutchen LLP acts as counsel only to the Partnership and the General Partner, and their Affiliates, and does not represent such Partner or any other person by reason of such person’s investment in the Partnership.

11.4. No Breach or Default. The execution, delivery and performance by such Partner of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (a) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Partner or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (b) its certificate or articles of incorporation or by-laws or other constituent documents, (c) any law, rule or regulation or (d) any order, writ, judgment or decree having applicability to it.

11.5. No Governmental Consents.

11.5.1. No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of any such Partner or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Partnership.

11.5.2. Such Partner acknowledges and understands that (i) the limited partnership interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state or the securities laws of any other jurisdiction, nor is such registration contemplated, (ii) the limited partnership interests are being offered and sold under the exemption from registration provided for in Section 4(2) and Regulation D of the Securities Act, and (iii) the transactions contemplated herein have not been reviewed by, passed on, or submitted to, any Federal or state agency or self-regulatory organization.

11.6. Accuracy of Information. Such Partner shall furnish to the General Partner all information regarding such Partner or its Affiliates required for inclusion in any documents to be prepared or filed in connection with the business of the Partnership, and all such information will be true and correct in all material respects and will not omit to state any material fact necessary to be stated therein in order that such information shall not be misleading.

11.7. Own Account. Each Limited Partner acquiring interests in the Partnership (i) is acquiring such interests solely for such Limited Partner’s own account for investment purposes, and not with a view to the distribution thereof, and will not sell or otherwise dispose of any interests except in compliance with the Securities Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant laws of all other applicable jurisdictions, and the terms of this Agreement, (ii) is able to bear the economic risk and lack of liquidity inherent in holding the interests, including the complete loss of such Limited Partner’s investment in the interests, (iii) is an accredited investor, as defined in the rules promulgated under the Securities Act and/or either alone or with such Limited Partner’s purchaser representative(s) has such knowledge and experience in financial and business matters that such Limited Partner is capable of evaluating the merits and risks of an investment in the interests, and (iv) is a qualified purchaser as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended.

11.8. Risk Factors. Such Partner acknowledges and is aware of the following: (i) the Partnership was recently formed and has limited financial or operating history, and this is the Partnership’s first venture; (ii) the speculative nature and the degree of risk involved in the Partnership’s proposed investment activities; (iii) the method of compensation under the between the Partnership and the General Partner and the risks associated therewith; (iv) there are certain actual and potential conflicts of interest that should be considered by such Partner before investing in the Partnership; (v) any investment opportunity involving tender offers or proxy fights carries the risk that the contemplated transactions either will be unsuccessful, will take considerable time, will result in a distribution of cash or a security the value of which may be less than the purchase price to the Partnership of the security or will not in fact occur and cause the Partnership to sell the security at a loss; (vi) the tax effects which may be expected by the Partnership are not susceptible to precise prediction, and future legislation, future rulings of the Internal Revenue Service and court decisions may have an adverse effect on one or more of the tax consequences elected by the Partnership; and (vii) valuations for certain purposes under this Agreement are expected to be unaudited and/or estimated and the General Partner has certain rights with respect to valuing securities.

11.9. Use of Partner’s Name. It shall not use the name of any other Partner in a press release or otherwise, except as may be required by law, without the consent of such other Partner, which consent shall not be unreasonably withheld.

11.10. Confidentiality. It (other than the General Partner and its Affiliates) shall keep all information regarding the business, affairs or plans of the Partnership strictly confidential and it (other than the General Partner and its Affiliates) will not, without the prior written consent of the General Partner, disclose to any Person any information regarding the business, affairs or plans of the Partnership; provided, however, that such information may be disclosed by a Partner (i) to such of the directors, officers, employees and advisers of such Partner and its Affiliates that have a need to know such information (it being understood that such Partner will inform such persons of the confidentiality of such information and cause such persons to maintain such confidentiality) or (ii) if, in the reasonable opinion of counsel to such Partner, and after prior consultation with the General Partner and its counsel, such disclosure is required by law and provided further that the provisions of this Section 11.10 shall not apply to information which (x) becomes generally available to the public other than as a result of a disclosure by the Limited Partner or its representatives, (y) was available to the Limited Partner on a non-confidential basis prior to its disclosure to the Limited Partner by the General Partner or its representatives, or (z) becomes available to the Limited Partner on a non-confidential basis from a source other than the General Partner or its representatives.

Notwithstanding the foregoing, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of: (i) the Partnership; and (ii) any transactions of the Partnership, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure.

ARTICLE 12.

MISCELLANEOUS

12.1. Special Power-of-Attorney. Each Partner hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish: (a) this Agreement or the Certificate or any amendment to the Certificate required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Partnership or the capital contributions of the Partners made in accordance with this Agreement, and any cancellation thereof upon termination of the Partnership; (b) any application, certificate, certification, report or similar instrument or document required to be submitted by or on behalf of the Partnership to any governmental or administrative agency or body (including, without limitation, a Proxy Statement, an Information Statement, a Schedule 13D, Schedule 14B or Schedule 14D-1 (and all amendments or supplements thereto) under the Exchange Act); and (c) all such other instruments, documents and certificates which, in the opinion of legal counsel retained by the General Partner, may from time to time be required by the laws of the United States, the States of Delaware or New York or any state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which said legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership. If an amendment of the Certificate or this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Partner agrees that the special attorney specified above is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action to be lawfully taken or omitted. Each Partner is fully aware that he and each other Partner have executed this power-of-attorney, and that each Partner will rely on the effectiveness of such powers with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and (i) may be exercised for a Partner by a facsimile signature of the General Partner or, after listing all of the Limited Partners including such Partner, and the General Partner, by a single signature of the General Partner acting as attorney-in-fact for all of them; and (ii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its interest in the Partnership, except that where the assignee thereof has been approved by the General Partner for admission to the partnership as a substituted Limited Partner, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any instrument necessary to effect such substitution.

12.2. Further Information.

12.2.1. The Limited Partners agree to execute or furnish any additional documents or supplemental information which the Partnership may require in connection with the pursuit of its objectives and purposes.

12.2.2. The Limited Partners, to the extent they may do so without incurring more than nominal costs, shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents, including, without limitation, any amended powers-of-attorney, as is necessary or desirable to permit the General Partner to exercise any authority or power granted to the General Partner hereunder.

12.3. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of the General Partner and a majority in interest (based on Capital Accounts) of the Limited Partners which are not Affiliates of the General Partner; provided, however, that, in any case, without the consent of any Limited Partner, the General Partner may amend the Schedule of Partners to reflect changes validly made in the membership of the Partnership and in the Capital Contributions and may amend this Agreement as to matters solely of administrative convenience, which the General Partner in its reasonable discretion deems to be immaterial. Notwithstanding the foregoing, any provision of this Agreement which requires the consent of greater than a majority in interest of the Limited Partners may not be modified or amended without the consent of such greater interest. The effective date of an amendment to this Agreement which requires written consent shall be the date stated in the written consent of the Partners or, if no effective date is stated, the date on which the last of the required consents is given. Any other amendment shall be effective when made.

12.4. Insurance. The General Partner may cause the Partnership to purchase and maintain, at the expense of the Partnership, insurance on behalf of the General Partner or any agent appointed by the General Partner against any liability asserted against it or incurred by it in any such capacity or arising out of its status as such, whether or not the Partnership would have the power to indemnify it against such liability under the provisions of Section 4.7 hereof.

12.5. Binding Effects; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns, as applicable.

12.6. Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.7. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

12.8. Grammatical Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

12.9. Governing Law. This Agreement shall be governed by and construed both as to validity and enforceability in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware.

12.10. Submission to Jurisdiction. Each of the Partners consent and submit to the jurisdiction of the Courts of the United States in the Southern District of New York in connection with any suits or other actions arising between the Partners under this Agreement, and consent and submit to the venue of such action or proceeding in the Courts of the United States in the Southern District of New York.

12.11. Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

12.12. Modification; Waiver. No modification or waiver of this Agreement or any part hereof and no notice or consent required or permitted to be given pursuant to this Agreement shall be valid or effective unless in writing and signed by the party or parties sought to be charged; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

12.13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

12.14. Notice. Any notice or other communication contemplated by any provision of this Agreement shall be in writing and may be delivered personally, sent by telegram, telex, telecopy, commercial courier or mailed by certified mail, postage prepaid, return receipt requested, addressed to such Partner at its address, or sent to its telex or telecopy number, appearing on the Schedule of Partners. Notice sent by telex shall be deemed given when the answerback is received, notice sent by telecopy shall be deemed given when confirmation of transmission is received and notice sent by any other means shall be deemed given when received, at the address set forth in the Schedule of Partners. A copy of all notices to the General Partner shall be sent to 660 Madison Avenue, 20th Floor, New York, New York 10021, Attention: Jeffrey Schwarz, but any party may designate a different address by a notice similarly given to the Partnership.

IN WITNESS WHEREOF, the undersigned Partners have hereunto executed this Limited Partnership Agreement under this seal this 22 day of August, 2006.

GENERAL PARTNER:

Metropolitan SPV GP, LLC

By:	/s/ Jeffrey E. Schwarz
Name:	Jeffrey E. Schwarz
Title:	a Managing Member

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership pursuant to a Power of Attorney now or hereafter executed in favor of and delivered to the General Partner.

Metropolitan SPV GP, LLC

By:	/s/ Jeffrey E. Schwarz
Name:	Jeffrey E. Schwarz
Title:	a Managing Member